Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Nick Kormeluk	Steve Iaco
Sr. Executive Vice President and	Sr. Vice President	Sr. Managing Director of
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS 43% RISE IN FULL YEAR 2007

EARNINGS PER SHARE

FULL YEAR 2007 REVENUE GROWS 50% TO $6 BILLION AND FOURTH

QUARTER 2007 REVENUE INCREASES 30%

Los Angeles, CA – February 5, 2008 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported full year 2007 revenue rose 49.7% to $6.0 billion and earnings per share increased 23.0% to $1.66 per diluted share – both record levels for the Company.   Fourth quarter 2007 revenue increased 30.4% to $1.8 billion and diluted earnings per share increased slightly to $0.54 compared to the fourth quarter of 2006.  Excluding one-time charges(1), full year diluted earnings per share was $2.11, an increase of 42.6% from 2006 and fourth quarter 2007 diluted earnings per share was $0.63, representing an increase of 10.5% from the fourth quarter of 2006.

The full year earnings growth was achieved despite a $118.0 million increase in interest expense associated with the financing of the Trammell Crow Company acquisition and the exclusion of $61.6 million of gains from Development Services activities, which cannot be recognized under purchase accounting rules.  The fourth quarter impact of interest expense and development service gains exclusions were $28.2 million and $40.6 million, respectively.

Management’s Commentary

“We’re very proud of our performance in 2007.  By providing exceptional service to our clients on a daily basis, we were able to deliver record results across all of our geographies and business segments.  Our performance was especially strong over the first nine months of 2007 but moderated later in the year.  Fourth quarter results were impacted by the softer investment sales environment brought about by the continuing difficulties in the credit markets, as well as a reduced rate of growth for leasing due to the weaker economies in the U.S. and the U.K.,” said Brett White, President and Chief Executive Officer of CB Richard Ellis.  “Additionally, our Global Investment Management business, which had a remarkable 2007, had a slower fourth quarter primarily due to the timing of carried interest revenue recognition.  Despite all of this, our overall fourth quarter performance was quite good.  Our strategic moves to diversify our business base continued to pay dividends. Revenue from outsourcing operations – fortified by the Trammell Crow Company acquisition – increased 150% during the quarter and now represents 23% of global revenues compared with 12% in the fourth quarter of 2006.  In Asia-Pacific, we continue to see strong sales and leasing growth.

“While the macro environment in which we operate has continued to weaken, underlying real estate market fundamentals remain strong and are generally characterized by low vacancies, modestly rising rents and rational levels of new construction. Traditionally, we have taken advantage of such market slowdowns to build market share and strengthen our platform and we expect to do so during these times as well.”

Reflecting the growth of its outsourcing operations, CB Richard Ellis added 26 new corporate services accounts, expanded its service offering with 18 existing corporate clients, and renewed its relationship with 17 others during 2007.  Recent notable account additions and expansions/renewals in our corporate outsourcing business include AT&T, Oracle Corporation, the McGraw-Hill Companies, The Nielsen Company and International Automotive Components Group.

Full Year Results

Revenue was $6.0 billion for the twelve months ended December 31, 2007, up $2.0 billion, or 49.7%, compared to the same period last year.  The Company reported net income of $390.5 million, or $1.66 per diluted share, for the twelve months ended December 31, 2007 compared to net income of $318.6 million, or $1.35 per diluted share, in the same period last year.

Excluding one-time items, the Company would have earned net income(2) of $496.8 million, or $2.11 per diluted share, for the twelve months ended December 31, 2007, up 42.7% and 42.6%, respectively, over net income of $348.0 million, or $1.48 per diluted share, for the twelve months ended December 31, 2006.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) was $834.3 million for the twelve months ended December 31, 2007, up $180.7 million or 27.7% compared to the same period last year despite the inclusion of $135.7 million(4) of acquisition-related expenses.

The strong earnings growth was achieved despite a $118.0 million increase in interest expense associated with the financing of the Trammell Crow Company acquisition and the exclusion of $61.6 million of gains from Development Services activities, which cannot be recognized under purchase accounting rules.

Fourth Quarter Highlights

For the fourth quarter of 2007, the Company generated revenue of $1.8 billion, up 30.4% over the $1.4 billion posted in the fourth quarter of 2006.  The Company reported net income of $122.4 million, or $0.54 per diluted share, in the fourth quarter of 2007 compared with net income of $125.1 million, or $0.53 per diluted share, in the fourth quarter of 2006.

Excluding one-time items, the Company would have earned net income of $144.3 million, or $0.63 per diluted share, in the fourth quarter of 2007, an increase of 7.5% and 10.5%, respectively, compared with net income of $134.2 million, or $0.57 per diluted share, in the fourth quarter of 2006.

EBITDA totaled $257.9 million for the fourth quarter of 2007, a slight decrease from the same quarter last year largely due to the inclusion of $28.0 million(5) of acquisition-related expenses and the exclusion of $40.6 million of gains from Development Services activities, which cannot be recognized under purchase accounting rules.

The integration of Trammell Crow Company is complete and the Company realized net expense synergy savings of $90 million, surpassing original expectations of $65 million.  These savings will be reflected in full during the 2008 calendar year.

In the fourth quarter of 2007, the Company completed its previously announced share repurchase program by acquiring 28.8 million shares for $635.0 million at an average price of $22.03.

Fourth-Quarter Segment Results

Americas Region

Fourth quarter revenue for the Americas region, including the U.S., Canada and Latin America, increased 32.6% to $1.0 billion, compared with $791.0 million for the fourth quarter of 2006.  This increase was mostly attributable to the growth of our outsourcing revenues as well as stronger leasing performance, albeit at a slower rate of growth than earlier in 2007.

Operating income for the Americas region totaled $93.0 million for the fourth quarter of 2007, compared with $88.4 million for the fourth quarter of 2006.  Excluding the impact of one-time items, operating income for the Americas region would have been $129.2 million for the fourth quarter of 2007, an increase of $33.3 million, or 34.7%, as compared to $95.9 million for the fourth quarter of last year.  The Americas region’s EBITDA for the fourth quarter of 2007 remained even with the prior year quarter at $115.1 million as a result of the inclusion of $26.8 million(6) of acquisition-related expenses in the current year quarter.

EMEA Region

Revenue for the EMEA region increased 20.7% to $437.6 million for the fourth quarter of 2007, compared with $362.5 million for the fourth quarter of 2006.  This revenue increase reflects the continued strength of the Company’s platform across most business lines and countries, including France, the Netherlands, Spain, Italy, Russia, Germany and the United Kingdom.

Operating income for the EMEA segment totaled $87.1 million for the fourth quarter of 2007, compared with $91.4 million for the same period last year.   EBITDA for the EMEA region totaled $88.6 million for the fourth quarter of 2007 compared to $95.5 million for last year’s fourth quarter.  The current year quarter’s lower operating income and EBITDA is mainly due to non-recurring payroll and payroll-related charges incurred in the United Kingdom.  It should also be noted that of the revenue increase approximately $30.0 million was due to higher reimbursements associated with our property and facilities management contracts that are included in revenue with a corresponding increase in reimbursable expenses, which therefore does not translate into increased operating income or EBITDA.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $198.4 million for the fourth quarter of 2007, a 68.6% increase from $117.7 million for the fourth quarter of 2006.  This revenue increase was primarily driven by improved performance in Australia, China, Singapore and Japan as well as from our acquisition of a majority interest in CBRE India in 2007.

Operating income for the Asia Pacific segment increased to $32.3 million for the fourth quarter of 2007 compared to $22.0 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $31.1 million for the fourth quarter of 2007, an increase of $10.5 million, or 50.6%, from last year’s fourth quarter.

The Asia Pacific segment did not incur any significant one-time costs in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $79.4 million for the fourth quarter of 2007, compared to $129.3 million recorded in the fourth quarter of 2006.  This decrease was mainly due to lower carried interest revenue earned in the current year, partially offset by higher investment management and incentive fees, sources of annuity-like revenue.  Total assets under management have grown 32.2% from year-end 2006 to $37.8 billion at the end of the fourth quarter.

This segment reported operating income of $4.7 million for the fourth quarter of 2007, compared with $25.1 million for the same period last year.  EBITDA for this segment totaled $9.8 million for the fourth quarter of 2007, compared with $27.1 million in the fourth quarter of 2006.  The lower results were mainly attributable to the impact of carried interest activity.  As compared with the prior year fourth quarter, revenue recognized from funds liquidating (carried interest revenue) decreased by $75.7 million.  Most of the carried interest revenue for 2007of $88.7 million had already been recognized prior to the fourth quarter.  A partial offsetting factor was that carried interest incentive compensation expense was lower than the prior year by $52.6 million.

For the year ended December 31, 2007, the Company recorded a total of $62.7 million of incentive compensation expense related to carried interest revenue, only $19.8 million of which pertained to revenue recognized during 2007 with the remainder relating to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met.  The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset the additional $42.9 million of incentive compensation expense recognized.

The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Development Services

The Development Services segment consists of real estate development and investment activities primarily in the U.S. acquired with the Trammell Crow Company in December 2006.  The results for the fourth quarter of 2006 only include activity from December 20, 2006, the acquisition date, through December 31, 2006.  Revenue for this segment totaled $72.6 million for the fourth quarter of 2007.

This segment reported an operating loss of $25.1 million for the fourth quarter of 2007.  Excluding the impact of one-time items, the operating loss would have been $23.4 million.  EBITDA for this segment totaled $13.2 million for the fourth quarter of 2007.  The difference primarily reflects the impact of equity earnings as well as activity classified as “discontinued operations”, which are included in the calculation of EBITDA, but not in the calculation of operating loss.  Excluding the impact of purchase accounting, the Company’s fourth quarter 2007 earnings would have increased by approximately $40.6 million from net gains on real estate sold during the quarter.

Development projects in process as of December 31, 2007 totaled $6.5 billion, a 19.9% increase from year-end 2006. The inventory of pipeline deals as of December 31, 2007 stood at $2.7 billion.

The Company’s fourth-quarter earnings conference call will be held on Wednesday, February 6, 2008 at 10:30 a.m. EST.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-401-8436 for U.S. callers and 612-332-0342 for international callers.  A replay of the call will be available starting at 2:00 p.m. EST on February 6, 2008 and ending at midnight EST on February 20, 2008. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 908754.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), an S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2007 revenue). With over 29,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. In 2007, CB Richard Ellis was named one of the 50 “best in class” companies by BusinessWeek, and one of the 100 fastest growing companies by Fortune.   Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2008, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; any general economic slow-down or recession in any of our principal operating regions; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; our levels of borrowing;  and the integration of our acquisitions and the level of synergy savings achieved as a result.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2006, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September  30, 2007, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions and (gain) loss on trading securities acquired in the Trammell Crow Company acquisition.

(2)A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3)The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(4)Includes merger-related expenses of $56.9 million, the loss on sale of trading securities acquired in the Trammell Crow Company acquisition of $33.6 million and integration costs related to acquisitions of $45.2 million, the majority of which related to the Trammell Crow Company acquisition.

(5)Includes merger-related expenses of $17.1 million and integration costs related to acquisitions of $10.9 million, the majority of which related to the Trammell Crow Company acquisition.

(6)Includes merger-related expenses of $16.6 million and integration costs related to acquisitions of $10.2 million, the majority of which related to the Trammell Crow Company acquisition.

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

 (Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$1,837,116	$1,409,270	$6,034,249	$4,032,027

Costs and expenses:
Cost of services	967,588	698,015	3,200,718	2,110,512
Operating, administrative and other	638,592	461,900	1,988,658	1,303,781
Depreciation and amortization	30,079	25,518	113,269	67,595
Merger-related charges	17,108	—	56,932	—
Total costs and expenses	1,653,367	1,185,433	5,359,577	3,481,888

Gain on disposition of real estate	8,224	—	24,299	—

Operating income	191,973	223,837	698,971	550,139

Equity income from unconsolidated subsidiaries	28,755	7,324	64,939	33,300
Minority interest (income) expense	(552)	4,888	11,875	6,120
Other income (loss)	—	8,610	(37,534)	8,610
Interest income	8,082	2,254	29,004	9,822
Interest expense	38,419	10,252	162,991	45,007
Loss on extinguishment of debt	—	11,592	—	33,847

Income from continuing operations before provision for income taxes	190,943	215,293	580,514	516,897
Provision for income taxes	71,131	90,195	192,643	198,326

Income from continuing operations	119,812	125,098	387,871	318,571
Income from discontinued operations net of income taxes	2,634	—	2,634	—
Net income	$122,446	$125,098	$390,505	$318,571

Basic income per share
Income from continuing operations	$0.54	$0.55	$1.70	$1.41
Income from discontinued operations net of income taxes	.01	—	.01	—
Net income	$0.55	$0.55	$1.71	$1.41
Weighted average shares outstanding for basic income per share	222,750,267	228,422,382	228,476,724	226,685,122

Diluted income per share
Income from continuing operations	$0.53	$0.53	$1.65	$1.35
Income from discontinued operations net of income taxes	.01	—	.01	—
Net income	$0.54	$0.53	$1.66	$1.35
Weighted average shares outstanding for Diluted income per share	228,102,903	236,932,665	234,978,464	235,118,341

EBITDA(1)	$257,853	$260,401	$834,264	$653,524

(1)Includes EBITDA related to discontinued operations of $6.5 million for the three and twelve months ended December 31, 2007.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Americas
Revenue	$1,049,119	$791,031	$3,689,737	$2,506,913
Costs and expenses:
Cost of services	655,578	476,673	2,272,146	1,453,632
Operating, administrative and other	263,839	212,090	975,673	710,547
Depreciation and amortization	20,085	13,822	77,076	38,846
Merger-related charges	16,609	—	55,620	—
Operating income	$93,008	$88,446	$309,222	$303,888
EBITDA	$115,115	$115,096	$365,004	$366,103

EMEA
Revenue	$437,645	$362,469	$1,314,019	$933,517
Costs and expenses:
Cost of services	210,228	157,917	650,824	462,807
Operating, administrative and other	136,748	109,541	398,339	282,564
Depreciation and amortization	3,117	3,588	12,324	15,152
Merger-related charges	427	—	1,240	—
Operating income	$87,125	$91,423	$251,292	$172,994
EBITDA	$88,590	$95,507	$261,199	$189,404

Asia Pacific
Revenue	$198,428	$117,708	$548,650	$354,756
Costs and expenses:
Cost of services	101,782	63,425	277,748	194,073
Operating, administrative and other	62,642	30,763	179,329	115,165
Depreciation and amortization	1,720	1,523	6,489	5,499
Operating income	$32,284	$21,997	$85,084	$40,019
EBITDA	$31,147	$20,682	$82,775	$43,268

Global Investment Management
Revenue	$79,357	$129,255	$347,883	$228,034
Costs and expenses:
Operating, administrative and other	73,814	103,400	252,437	189,399
Depreciation and amortization	860	793	2,798	2,306
Operating income	$4,683	$25,062	$92,648	$36,329
EBITDA	$9,829	$27,091	$113,068	$52,724

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Development Services
Revenue	$72,567	$8,807	$133,960	$8,807
Costs and expenses:
Operating, administrative and other	101,549	6,106	182,880	6,106
Depreciation and amortization	4,297	5,792	14,582	5,792
Merger-related charges	72	—	72	—
Gain on disposition of real estate	8,224	—	24,299	—
Operating loss	$(25,127)	$(3,091)	$(39,275)	$(3,091)
EBITDA (1)	$13,172	$2,025	$12,218	$2,025

(1)  Includes EBITDA related to discontinued operations of $6.5 million for the three and twelve months ended December 31, 2007.

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net income	$122,446	$125,098	$390,505	$318,571
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	6,322	6,844	24,898	9,681
Integration costs related to acquisitions, net of tax	6,150	1,151	27,133	4,594
(Gain) loss on trading securities acquired in the Trammell Crow Company acquisition, net of tax	(469)	(5,192)	20,095	(5,192)
Loss on extinguishment of debt, net of tax	—	6,325	—	20,375
Merger-related charges, net of tax	9,827	—	34,159	—
Net income, as adjusted	$144,276	$134,226	$496,790	$348,029

Diluted income per share, as adjusted	$0.63	$0.57	$2.11	$1.48

Weighted average shares outstanding for diluted income per share, as adjusted	228,102,903	236,932,665	234,978,464	235,118,341

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net income	$122,446	$125,098	$390,505	$318,571
Add:
Depreciation and amortization(1)	30,504	25,518	113,694	67,595
Interest expense(2)	40,257	10,252	164,829	45,007
Loss on extinguishment of debt	—	11,592	—	33,847
Provision for income taxes(3)	72,743	90,195	194,255	198,326
Less:
Interest income(4)	8,097	2,254	29,019	9,822

EBITDA	$257,853	$260,401	$834,264	$653,524

(1)  Includes depreciation and amortization related to discontinued operations of $0.4 million for the three and twelve months ended December 31, 2007.

(2)  Includes interest expense related to discontinued operations of $1.8 million for the three and twelve months ended December 31, 2007.

(3)  Includes provision for income taxes related to discontinued operations of $1.6 million for the three and twelve months ended December 31, 2007.

(4)  Includes interest income related to discontinued operations of $0.01 million for the three and twelve months ended December 31, 2007.

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Americas

Operating income	$93,008	$88,446	$309,222	$303,888
Amortization expense related to net revenue backlog and customer relationships acquired	9,427	5,975	37,709	7,294
Integration costs related to acquisitions	10,192	1,510	42,937	5,092
Merger-related charges	16,609	—	55,620	—

Operating income, as adjusted	$129,236	$95,931	$445,488	$316,274

EMEA

Operating income	$87,125	$91,423	$251,292	$172,994
Amortization expense related to net revenue backlog acquired	—	—	—	3,174
Integration costs related to acquisitions	590	512	2,187	1,955
Merger-related charges	427	—	1,240	—

Operating income, as adjusted	$88,142	$91,935	$254,719	$178,123

Asia Pacific

Operating income	$32,284	$21,997	$85,084	$40,019
Integration costs related to acquisitions	98	143	98	572

Operating income, as adjusted	$32,382	$22,140	$85,182	$40,591

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Development Services

Operating loss	$(25,127)	$(3,091)	$(39,275)	$(3,091)
Amortization expense related to incentive fees acquired	1,666	5,588	3,787	5,588
Merger-related charges	72	—	72	—

Operating (loss) income, as adjusted	$(23,389)	$2,497	$(35,416)	$2,497

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Americas
Net income	$47,641	$53,536	$114,045	$166,034
Add:
Depreciation and amortization	20,085	13,822	77,076	38,846
Interest expense	32,335	7,880	141,070	36,753
Loss on extinguishment of debt	—	11,592	—	33,847
Royalty and management service income	(24,050)	—	(24,050)	—
Provision for income taxes	41,901	29,337	71,630	97,890
Less:
Interest income	2,797	1,071	14,767	7,267
EBITDA	$115,115	$115,096	$365,004	$366,103

EMEA
Net income	$50,967	$46,076	$180,816	$103,631
Add:
Depreciation and amortization	3,117	3,588	12,324	15,152
Interest expense	122	579	835	2,200
Royalty and management service expense	17,290	—	17,290	—
Provision for income taxes	20,006	45,645	61,299	69,698
Less:
Interest income	2,912	381	11,365	1,277
EBITDA	$88,590	$95,507	$261,199	$189,404

Asia Pacific
Net income	$14,976	$9,228	$43,778	$18,170
Add:
Depreciation and amortization	1,720	1,523	6,489	5,499
Interest expense	970	606	3,448	3,092
Royalty and management service expense	5,511	—	5,511
Provision for income taxes	8,285	9,436	24,157	16,782
Less:
Interest income	315	111	608	275
EBITDA	$31,147	$20,682	$82,775	$43,268

Global Investment Management
Net income	$7,560	$18,544	$63,357	$33,022
Add:
Depreciation and amortization	860	793	2,798	2,306
Interest expense	861	867	3,600	2,642
Royalty and management service expense	1,249		1,249
(Benefit) provision for income taxes	(221)	7,256	43,400	15,435
Less:
Interest income	480	369	1,336	681
EBITDA	$9,829	$27,091	$113,068	$52,724

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Development Services
Net income (loss)	$1,302	$(2,286)	$(11,491)	$(2,286)
Add:
Depreciation and amortization(1)	4,722	5,792	15,007	5,792
Interest expense(2)	6,029	320	20,447	320
Provision (benefit) for income taxes(3)	2,772	(1,479)	(6,231)	(1,479)
Less:
Interest income(4)	1,653	322	5,514	322
EBITDA	$13,172	$2,025	$12,218	$2,025

(1)	Includes depreciation and amortization related to discontinued operations of $0.4 million for the three and twelve months ended December 31, 2007.
(2)	Includes interest expense related to discontinued operations of $1.8 million for the three and twelve months ended December 31, 2007.
(3)	Includes provision for income taxes related to discontinued operations of $1.6 million for the three and twelve months ended December 31, 2007.
(4)	Includes interest income related to discontinued operations of $0.01 million for the three and twelve months ended December 31, 2007.

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2007	2006 (1)
Assets:
Cash and cash equivalents	$342,874	$244,476
Restricted cash	44,438	212,938
Receivables, net	1,081,653	880,809
Warehouse receivables(2)	255,777	103,992
Trading securities	3,488	355,503
Real estate assets(3)	696,319	466,496
Goodwill and other intangibles, net	2,578,814	2,629,425
Investments in and advances to unconsolidated subsidiaries	236,892	227,799
Deferred compensation assets	264,190	203,271
Other assets, net	738,128	619,922
Total assets	$6,242,573	$5,944,631
Liabilities:
Current liabilities, excluding debt	$1,626,780	$1,588,062
Warehouse lines of credit(2)	255,777	103,992
Revolving credit facility	227,065	—
Senior secured term loans	1,787,000	2,073,000
9¾% senior notes	—	3,310
Other debt(4)	57,564	24,415
Notes payable on real estate(5)	466,032	347,033
Deferred compensation liability	278,266	225,179
Other long-term liabilities	291,933	319,863
Total liabilities	4,990,417	4,684,854

Minority interest	263,613	78,136

Stockholders’ equity	988,543	1,181,641
Total liabilities and stockholders’ equity	$6,242,573	$5,944,631

(1)

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets and liabilities at December 31, 2006 have been reclassified to conform to the presentation at December 31, 2007.

(2)	Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.
(3)	Includes real estate and other assets held for sale, real estate under development and real estate held for investment.
(4)	Includes a non-recourse revolving credit line balance of $42.6 million in Development Services as of December 31, 2007.
(5)	Represents notes payable on real estate in Development Services of which $6.6 million and $17.4 million are recourse to the Company as of December 31, 2007 and 2006, respectively.